EXHIBIT 8.1

Allen & Overy LLP
1221 Avenue of the Americas
New York NY 10020
Tel 212 610 6300
Fax 212 610 6399
www.allenovery.com
Our ref           12039-00223 CO:4413972.1
February 5, 2007
Ladies and Gentlemen:
We have acted as United States tax counsel to Eksportfinans ASA (the Issuer), in connection with the preparation of the registration statement on Form F-3 (the Registration Statement) to be filed with the Securities and Exchange Commission (the Commission) under the Securities Act of 1933, as amended (the Securities Act), on February 5, 2007, and the preliminary prospectus supplement (the Prospectus Supplement) and preliminary prospectus included therein (the Prospectus). The Registration Statement, Prospectus Supplement and Prospectus relate to the registration of an unspecified aggregate amount of debt securities of the Issuer (the Securities).
As United States tax counsel, we have advised the Issuer with respect to certain general United States tax consequences of the proposed issuance of the Securities. This advice is summarized under the heading “Taxation in the United States” in the Prospectus (the Discussion) that is part of the Registration Statement. We hereby confirm that the statements set forth in the Discussion represent our opinions as to the matters of law covered by them, subject to the qualifications stated therein.
We are aware that we are referred to in the Discussion and under the heading “Legal Matters” in the Prospectus. We hereby consent to the references to us in those sections and the filing of this letter as an exhibit to the Registration Statement without thereby implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.
Very truly yours,
ALLEN & OVERY LLP

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